Exhibit 10.1

Execution Version

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) dated January 29, 2021, is entered into by and among TETRA Technologies, Inc., a Delaware corporation (“Parent”) and CSI Compressco LP, a Delaware limited partnership (the “MLP”). Parent and the MLP are hereinafter collectively referred to as the “parties” and individually as a “party.”

WHEREAS, Parent and Spartan Energy Holdco, LLC, a Delaware limited liability company (“Acquirer”), have entered into that certain Purchase and Sale Agreement dated of even date herewith (the “Purchase and Sale Agreement”), pursuant to which Parent is selling to Acquirer, and Acquirer is purchasing from Parent, all of the Subject Interests on the terms and subject to the conditions set forth therein;

WHEREAS, in order to separate the MLP from the organizational infrastructure and resources of Parent and transition the MLP to operate independently of Parent, certain transitional services relating to the business and operations of the MLP are required to be provided by Parent to the MLP for a limited period of time following the Closing Date to enable an effective and orderly transition following the closing of the transactions contemplated by the Purchase and Sale Agreement (the “Closing”); and

WHEREAS, Parent is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase and Sale Agreement:

“Acquirer” has the meaning given such term in the Recitals.

“Additional Services” has the meaning given such term in Section 2.2.

“Agreement” has the meaning given such term in the Preamble.

“Closing” has the meaning given such term in the Recitals.

“Combined Expenditures” means expenditures to be paid by Parent on behalf of the Compressco Entities consistent with the past practices of Parent and the Compressco Entities prior to the date of this Agreement that are not included within the Services, including, without limitation, payroll and benefits related expenditures (including matching contributions to 401(k) plans) and medical and dental insurance claims, but excluding insurance related expenditures covered by Section 5.4(b).

“Compressco Entities” means, collectively, the General Partner, GP Sub, and the MLP Entities.

“Costs of Correction” has the meaning given such term in Section 3.2.

“Employees” means the employees of the Compressco Entities as of the Closing.

“Force Majeure Event” has the meaning given such term in Section 7.1.

“General Partner” means CSI Compressco GP LLC, a Delaware limited liability company.

“GP Sub” means CSI Compressco Investment LLC, a Delaware limited liability company.

“MLP” has the meaning given such term in the Preamble.

“MLP Entity” means the MLP and each of the MLP Subsidiaries.

“MLP Subsidiary” means each direct and indirect Subsidiary of the MLP listed on Schedule 1.1 of the Disclosure Schedules to the Purchase and Sale Agreement.

“Parent” has the meaning given such term in the Preamble.

“Parent Contractors” has the meaning given such term in Section 2.4.

“Parent Indemnitees” has the meaning given such term in Section 5.2(a).

“party” or “parties” has the meaning given such term in the Preamble.

“Purchase and Sale Agreement” has the meaning given such term in the Recitals.

“Schedules” means the schedules initially attached hereto and any subsequent schedules that may become a part of this Agreement.

“Service Coordinator” has the meaning given such term in Section 2.3.

“Services” has the meaning given such term in Section 2.1.

“Tax” has the meaning given such term in Section 3.4.

“Transition Period” has the meaning given such term in Section 4.1.

ARTICLE II

SERVICES

Section 2.1 Services. Upon the terms and subject to conditions of this Agreement, Parent, acting directly or through its Affiliates and its and their respective employees, agents, contractors or independent third parties designated by any of them, agrees to use commercially reasonable efforts to provide or cause to be provided during the Transition Period (as defined below) the transition services to the MLP as set forth in Schedules A through M hereto (such services, together with any Additional Services provided in accordance with Section 2.2, are collectively referred to herein as the “Services”). The parties acknowledge and agree that it may not be practicable to describe each and every aspect of a particular Service in detail; therefore, each Service that is generally agreed upon by the parties and included in the Schedules will be provided in accordance with the applicable terms of this Agreement and consistent with the past practices of Parent, even where all aspects regarding the provision of a particular Service are not described in detail.

Section 2.2 Additional Services. At any time during the Transition Period, the MLP may request additional services not listed in Schedules A through M hereto (the “Additional Services”) that are considered outside the normal course of business by providing written notice to Parent. Such additional services might include, among other things, support for separating the accounting and IT systems, extracting data from the current systems to potential new systems, evaluating the compatibility of new systems with the current systems, compliance with new reporting requirements as a result of the transactions contemplated by the Purchase and Sale Agreement, and other such projects and services that have not been provided for pursuant to this Agreement. If Parent has the capacity and resources available, such additional services shall be billed to the MLP at $45 per hour for clerical or staff personnel and at $100 per hour for supervisory and managerial personnel. Parent shall notify the MLP within five (5) Business Days of receipt of such request whether Parent, in its sole discretion, is able and willing to provide such Additional Services and shall provide the MLP with a good faith estimate of the additional consideration that would be payable to Parent on account of providing such Additional Services. In the event that Parent agrees to provide such Additional Services upon the mutual agreement of the parties as to the nature, duration, cost and scope of such Additional Services, the parties shall supplement, in writing with the issuance of a purchase order, the Schedules hereto to include such Additional Services.

Section 2.3 Service Coordinators. Parent and the MLP will each nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be Richard O’Brien and Jon Byers (or their designated delegates) for Parent and the MLP, respectively. Unless Parent and the MLP otherwise agree in writing, Parent and the MLP agree that all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be delivered to the Service Coordinators in accordance with Section 8.3 hereof. The Service Coordinators shall communicate as expeditiously as possible to resolve any dispute hereunder. Each party may from time to time change its Service Coordinator by providing the other party one (1) day’s advance written notice of such change.

Section 2.4 Third Party Services. Parent may only delegate or subcontract its duties under this Agreement consistent with past practice to one or more of its Affiliates or qualified third parties that, in each case, is already providing such Services on behalf of the MLP (“Parent Contractors”); provided, however, that such delegation or subcontracting shall not relieve Parent of any of its obligations under the Agreement and Parent shall in all cases remain primarily responsible for the standard and scope of the Services provided by its Affiliates or third party subcontractors. If subcontracting for a Service is not consistent with the past practice of Parent, then Parent shall give notice to the MLP of its intent to subcontract such Service and the MLP shall have five (5) Business Days to object to such subcontracting, in which event Parent will not be permitted to subcontract such Service.

Section 2.5 Standard of Performance; Disclaimer of Warranty; Limitation of Liability.

(a) Except as otherwise provided in a Schedule for a specific Service, the Services shall be in scope and nature substantially consistent with the Services provided by Parent (or its Affiliates or Parent Contractors) to the MLP in the ordinary course of business prior to the Closing Date. In addition, the Services to be provided hereunder shall be performed in in accordance with Applicable Law and in a manner (including as to volume, amount, level or frequency, as applicable) and at a level of effort, care and diligence substantially consistent with the manner and level that such Services have been provided to the MLP in the ordinary course of business prior to the Closing Date. Parent shall be entitled to rely upon all directions provided by the MLP’s Service Coordinator or other third parties designated by the MLP’s Service Coordinator. In doing so, Parent shall be fully protected in relying upon any such directions. In addition, Parent shall be entitled to rely on the accuracy and completeness of all data, including any personnel data, provided by the MLP to Parent as necessary for the performance of the Services and Parent shall have no liability for inaccuracies or omissions in such data and no duty to verify such information. It is understood and agreed that Parent is not a professional provider of the types of services included in the Services and that Parent’s personnel performing Services hereunder have other responsibilities and will not be dedicated full-time to performing Services hereunder.

(b) In the event Parent fails to provide, or cause to be provided, the Services in accordance herewith, the MLP shall promptly notify Parent thereof and the sole and exclusive remedy of the MLP shall be, at the MLP’s sole discretion, within thirty (30) days from the date that Parent first fails to provide such Service, either (i) to have the Service reperformed, or (ii) to not pay fees for such Service, or if payment has already been made, to receive a refund of the payment of fees made for such defective Service; provided, however, that in the event Parent defaults in the manner described in Section 4.2(b), the MLP shall have the further right of termination as set forth in Section 4.2.

(c) Upon the terms and subject to conditions of this Agreement, Parent shall have the right to determine the personnel, assets and other resources used to provide the Services, as well as the manner in which Parent provides the Services. Unless agreed to as part of an Additional Service, Parent will have no obligation hereunder to alter the Services or to perform any other services not specifically set forth herein to accommodate any post-

Closing changes of the MLP or the Compressco Entities, including any acquisitions or divestitures. Any increases in the cost of providing Services resulting from changes to Applicable Laws and/or GAAP shall be deemed to increase the amount payable by the MLP to Parent in respect of such Services provided in the Schedules hereto from the date of such change in Applicable Law and/or GAAP. Except for insurance premiums and Retained Policy Costs which are covered by Section 5.4(b) and Combined Expenditures, in the event Parent shall be required to expend funds on the MLP’s behalf for any costs or expenses outside of the scope of the Services, Parent shall provide advance written notice of such expenditure at least five (5) Business Days prior to the date on which such expenditure is required to be made, in each case setting forth in reasonable detail the amount of such expenditure and the items related thereto. Upon providing notice in accordance with this Section 2.5(c), Parent will have no obligation to expend such funds (and as a result perform such task related to such expenditures) on the MLP’s behalf unless, and only to the extent, the MLP has timely made the necessary funds available to Parent in accordance with the terms of this Agreement.

(d) Except as specifically provided in a Schedule for a specific Service, Parent shall not be obligated to provide records, financial information, or other information which is not kept or reported in the ordinary course of business by Parent.

(e) THE MLP ACKNOWLEDGES THAT PARENT IS NOT IN THE BUSINESS OF PROVIDING THE SERVICES AND THAT PARENT IS PROVIDING THE SERVICES SOLELY AS AN ACCOMMODATION TO THE MLP FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE PURCHASE AND SALE AGREEMENT. THE MLP FURTHER ACKNOWLEDGES THAT A MATERIAL INDUCEMENT TO PARENT’S AGREEMENT TO PROVIDE THE SERVICES IS THE LIMITATION OF LIABILITY PROVIDED BY THE MLP IN THIS AGREEMENT. EXCEPT AS PROVIDED IN THIS SECTION 2.5, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, IMPLIED OR EXPRESSED, ARE MADE BY PARENT WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED.

(f) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, THE MLP HEREBY EXPRESSLY WAIVES ANY RIGHT THE MLP MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE THIS CONTRACT THROUGH SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY PARENT UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE) OF PARENT OR ANY THIRD

PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT, IN WARRANTY, IN TORT, BY STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND PARENT SHALL BE RESPONSIBLE FOR, SUCH LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PARENT, ITS AFFILIATES AND PARENT CONTRACTORS, IN EACH CASE, IN CONNECTION WITH THE NONPERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH OF THE SERVICES OR WILLFUL BREACH OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PARENT BE LIABLE TO THE MLP WITH RESPECT TO CLAIMS ARISING OUT OF THIS AGREEMENT FOR AMOUNTS IN THE AGGREGATE EXCEEDING THE AGGREGATE FEES PAID HEREUNDER BY THE MLP.

Section 2.6 Service Boundaries and Scope.

(a) Except as provided in a Schedule for a specific Service: (i) Parent shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided by Parent in connection with the business of the MLP immediately prior to the Closing Date; and (ii) the Services shall be available only for purposes of conducting the business and operations of the MLP substantially in the manner it was conducted immediately prior to the Closing Date. Except as provided in a Schedule for a specific Service, in providing, or causing to be provided, the Services, in no event shall Parent be obligated to: (A) maintain the employment or engagement of any specific employee or independent contractor or hire additional employees; (B) purchase, lease, modify or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), software or other assets, rights or properties; (C) make modifications to its existing systems or software; (D) provide the MLP with access to any systems or software other than those to which the MLP had authorized access immediately prior to the Closing Date; or (E) pay any costs related to the transfer or conversion of data of the MLP. The provision of the Services, including certain information technology and data processing services as more particularly described in any Schedule, may require consents, waivers or approvals from third parties under licenses and Contracts to which Parent or one or more of its Affiliates is a party. The parties shall use commercially reasonable efforts to obtain any such consents, waivers or approvals necessary for Parent to provide the Services, with any cost incurred in obtaining the consent, waiver or approval to be paid directly by the MLP. Parent shall not be required to perform Services hereunder that conflict with any Applicable Law, Contract, rule, regulation, order, license, authorization, certification or permit or Parent’s Code of Business Conduct and Ethics.

(b) At all times during the performance of the Services, Parent shall be considered an independent contractor and all persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the MLP, and such persons shall not be considered or deemed to be an employee of the MLP. The responsibility of such persons is to perform the Services in accordance with this Agreement and, as necessary, to advise the MLP in connection therewith, and such persons shall not be responsible for decision-making on behalf of the MLP. Such persons shall not be required to report to management of the MLP nor be deemed to be under the management or direction of the MLP, but shall at all times be under the direct and sole supervision and control of Parent.

(c) It is not the intent of either party for Parent to render, or for the MLP to receive from Parent, any professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters. The MLP shall not rely on, or construe, any Service rendered by or on behalf of Parent as such professional advice or opinions or technical advice, and the MLP shall seek third-party professional advice and opinions or technical advice as it may desire or need.

Section 2.7 Cooperation. Parent and the MLP shall cooperate with one another and provide such further assistance as the other party may reasonably request in connection with the provision of Services hereunder. The MLP shall provide to Parent any information reasonably necessary for the performance of the Services by Parent hereunder, including by providing necessary access to people, equipment and systems relating to the performance of such Services.

Section 2.8 Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the Services and that Parent may make changes from time to time in the manner of performing the Services if Parent is making similar changes in performing similar services within its organization and, to the extent Parent determines such changes are material, Parent will furnish to the MLP prompt notice respecting any such change a minimum of ten (10) days in advance of implementing such change.

Section 2.9 Access and Provision of Information. During the term of this Agreement and for so long as any Services are being provided to the MLP by Parent, the MLP will provide Parent and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to the MLP, the MLP’s employees (including the Employees) and representatives, the operating data and property and facilities of the MLP as Parent or its authorized representatives may reasonably request in order to perform such Services. Any data, information, equipment or general directions reasonably necessary for Parent or any of its Affiliates or their respective representatives to perform the Services that is not contained in the historical records or the current databases of Parent shall be provided by the MLP or its Affiliates in a timely manner. The access rights granted pursuant to this Section 2.9 shall not unreasonably interfere with the operations or business of the MLP. Representatives of Parent or its Affiliates, when on the property of the MLP, or when provided access to any equipment, computer, software, network or files owned or controlled by the MLP, will conform to the policies, procedures, rules and regulations of the MLP concerning safety, health and security as in effect immediately prior to the Closing Date and any subsequent changes for which the MLP has given reasonable notice in writing to Parent.

Section 2.10 No Breach. Notwithstanding anything to the contrary herein, Parent shall not be deemed to be in breach of its obligations hereunder by reason of any of the following: (a) the failure of the MLP or any third party to grant its consent to any matter requiring such consent prior to Parent’s performance of its obligations with respect to such matter; (b) the failure of the MLP to provide, in advance, funds that are necessary for Parent to perform any of the Services as contemplated herein including, without limitation, the Services contemplated by Schedule A and Schedule M; (c) the failure of the MLP to enter into a contract or agreement with a third party that is necessary for Parent to perform its obligations with respect to such matters; or (d) any acts of Parent done at the request or direction of the MLP or its representatives.

ARTICLE III

SERVICE CHARGES AND PAYMENTS

Section 3.1 Consideration. Subject to the specific terms of this Agreement, the MLP shall, in consideration for the provision of a Service, pay to Parent the mutually agreed fee for such Service set forth in the Schedules.

Section 3.2 Payment. Except as set forth in a Schedule for a specific Service, charges for Services shall be invoiced monthly by Parent. Parent shall deliver such invoice to the MLP on the first Business Day of the month in which the charges for Services are to be incurred. Subject to Section 3.3, upon receipt of such invoice, the MLP shall pay to Parent, by wire transfer in accordance with the instructions provided by Parent, fifty percent (50%) of such amount due thereunder no later than three (3) days after receipt of such invoice. The remaining fifty percent (50%) of such invoice shall thereafter be paid on the 15th of such month (or the next succeeding Business Day if the 15th is not a Business Day). Each invoice shall be directed to the MLP’s Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The invoice shall set forth in reasonable detail for the period covered by such invoice: (a) the fees due for the Services rendered and other charges due hereunder, and (b) the basis for the calculation of the charges. Upon written request, Parent will provide to the MLP reasonable detail and support documentation to permit the MLP to verify the accuracy of an invoice. Interest will accrue on any past due amounts from the date such payment was due at 5% per annum or, if less, the maximum non-usurious rate of interest permitted by Applicable Law, until such amounts, together with all accrued and unpaid interest thereon, are paid in full. Any preexisting obligation to make payment for any Services provided and fees and charges due hereunder shall survive the termination of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, to the extent Parent provides any Service based on instructions from the MLP and Parent’s performance in accordance with such instructions leads to a deficiency in such Service such that money must be expended to correct such deficiency and/or a liability to a third-party arises (collectively, “Costs of Correction”), Parent shall be entitled to invoice the MLP for such Costs of Correction and the MLP shall promptly pay such Costs of Correction to Parent in same manner as other invoices submitted hereunder. Parent may notify the MLP in writing of any Combined Expenditures paid by Parent on behalf of the Compressco Entities, which shall be allocated in accordance with Parent’s past practices for allocating such expenditures between Parent and the Compressco Entities prior to the date of this Agreement, and the MLP shall, within one (1) Business Day following receipt of such notice, reimburse Parent for such Combined Expenditures.

Section 3.3 Payment Disputes. The MLP may object in good faith to any invoiced amounts for any Service at any time before, at the time of or after payment is made, provided that such objection is made in writing to Parent within ten (10) days following the date of the disputed invoice. The MLP shall pay any and all undisputed amounts when due in accordance with Section 3.2; provided, that the MLP shall be entitled to withhold payment of any amount that is subject to a good-faith dispute; and provided, further, that no such withholding shall relieve (i) Parent of any of its obligations hereunder to continue to perform the Services or (ii) the MLP of any its obligations hereunder to continue to pay undisputed amounts when due, in each case accordance with the terms of this Agreement during the period that such amount is in dispute. The parties shall seek to resolve all such disputes expeditiously and in good faith. In the event such dispute is not resolved by the parties within thirty (30) days of delivery of such objection notice by the MLP to Parent, each party shall designate one (1) senior officer on its behalf in order to negotiate in good faith and come to a final resolution of such disputed amounts. Payment of any amount prior to resolution of any such objection shall not constitute a waiver of such objection by the MLP. Neither party shall have a right of set-off against the other party for billed amounts hereunder. If it is subsequently determined, whether by mutual agreement of the parties or pursuant to Applicable Law, that the MLP is required to pay all or any portion of the disputed amounts to Parent, then the MLP shall pay such amount as determined to Parent within three (3) Business Days of such determination.

Section 3.4 Taxes. All taxes, excises, fees, interest, penalties or other charges (including sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of Parent), now or hereafter imposed directly or indirectly by Law upon any fees paid hereunder for Services, which Parent is required to collect or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to the MLP as an explicit surcharge and shall be paid by the MLP in addition to any payment of fees for Services, whether included in the applicable payment of fees for Services, or added retroactively. If the MLP submits to Parent a timely and valid resale or other exemption certificate reasonably acceptable to Parent and sufficient to support the exemption from Tax, then such Tax will not be added to the fee for Services payable pursuant to Section 3.1; provided, however, that if Parent is ever required to pay such Tax, the MLP will promptly reimburse Parent for such Tax. The parties will cooperate to minimize the imposition of any Taxes or to obtain any exemption relating to, or reduced rate of, deduction or withholding for or on account of Taxes.

Section 3.5 Records; Audits. Parent shall maintain true and correct records of all costs, fees and expenses incurred by Parent relating to the Services rendered hereunder in accordance with its standard accounting practices and procedures. Parent shall retain such records and make them available to the MLP or the MLP’s auditors for a period of not less than twelve (12) months after the termination or expiration of the Transition Period. Upon written request, the MLP and its duly authorized representatives shall have access during customary business hours to the accounting records and other documents maintained by Parent that relate to the provision of the Services and shall have the right to audit such records.

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. Subject to Section 4.2 and Section 4.3, during the Transition Period, Parent shall provide the specific Services to the MLP pursuant to this Agreement for the time period set forth on the Schedule relating to the specific Service. The MLP shall undertake to provide to itself, and to terminate as soon as reasonably practicable, each of the Services provided to the MLP hereunder. This Agreement shall be effective as of the Closing and shall continue in effect until January 31, 2022 (the “Transition Period”), unless the Agreement is terminated prior thereto at any time in accordance with Article IV.

Section 4.2 Termination. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated at any time upon the happening of any of the following events or conditions:

(a) by the written consent of each of the parties;

(b) by the MLP, upon Parent’s breach of a material obligation under this Agreement and, after having been given written notice specifying such breach, Parent does not correct such breach within twenty (20) days of receipt of said notice;

(c) by Parent, upon the MLP’s breach of a material obligation under this Agreement (including, without limitation, the payment of invoices when due) and, after having been given written notice specifying such breach, the MLP does not correct such breach within twenty (20) days of receipt of said notice; and

(d) by either Parent or the MLP, if the other party shall become or be adjudicated insolvent, or bankrupt, or a receiver or trustee shall be appointed for the other party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or an assignment shall be made for the benefit of creditors of the other party, or the other party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee. Such termination will be effective immediately upon receipt of notice of termination by the non-terminating party.

Section 4.3 Discontinuation of Services. At any time during the term of this Agreement, the MLP may, in accordance with the terms and conditions hereunder, request the discontinuation of one or more specific Services provided under Schedules C-M by giving Parent at least thirty (30) days’ prior written notice. Services on Schedules A and B are interrelated and cannot be individually discontinued. For the avoidance of doubt, if the MLP requests any Services under either Schedule A or Schedule B be discontinued, all Services on both schedules shall be discontinued. The MLP shall be required to pay to Parent (a) the prorated fee for any such discontinued Service, (b) any costs and expenses that Parent remains obligated to pay to third parties in connection with, and attributable to, the provision of any discontinued Service, and (c) such other amounts as set forth in any Schedule. The parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the MLP of all of the duties and obligations previously performed by Parent under this Agreement.

Section 4.4 Effect of Discontinuation or Termination of Services. Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as to obligations accrued prior to the date of discontinuation or termination and except as provided in Section 8.12 hereof. Upon the termination of the Services to be provided hereunder, Parent will promptly deliver to the MLP upon request copies of any books and records, Contracts, and all other papers or documents in Parent’s possession that relate exclusively to the Services provided thereunder; provided, that Parent shall be allowed to retain copies of any such materials. If any of the MLP Entities or Acquirer hires an employee of Parent that is providing Services under this Agreement, then the Full Time Equivalent ratio and the corresponding monthly fee for such Services (each as set forth on the applicable Schedule) will be proportionately reduced by the portion of the Full Time Equivalent ratio and the monthly fee attributable to such employee, effective as of the date such employee commences employment with the MLP Entity or Acquirer.

ARTICLE V

INDEMNIFICATION, WAIVER AND INSURANCE

Section 5.1 Waiver of Damages. NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INDIRECT, REMOTE, SPECULATIVE, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES OR ANY LOST PROFITS OR REVENUES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF ACTIVITIES OR OBLIGATIONS UNDER OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE ACTS, OMISSIONS, NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE) OR FAULT OF ANY PERSON.

Section 5.2 Indemnification.

(a) EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN, THE MLP SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD PARENT, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, MANAGERS AND AGENTS (EACH A “PARENT INDEMNITEE”) HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, DEMANDS, COSTS, EXPENSES, FINES, PENALTIES, DAMAGES, AWARDS, JUDGMENTS OR OTHER LOSSES RESULTING FROM, ATTRIBUTABLE TO, ARISING OUT OF OR RELATED TO A PARENT INDEMNITEE’S PERFORMANCE OF THE SERVICES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF A PARENT INDEMNITEE OR ANY PARENT CONTRACTOR, OTHER THAN THOSE LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARENT INDEMNITEE OR ANY PARENT CONTRACTOR.

(b) PARENT SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE MLP, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, MANAGERS AND AGENTS HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, DEMANDS, COSTS, EXPENSES, FINES, PENALTIES, DAMAGES, AWARDS, JUDGMENTS OR OTHER LOSSES RESULTING FROM, ATTRIBUTABLE TO, ARISING OUT OF OR RELATED TO THE PERFORMANCE OF THE SERVICES PROVIDED HEREUNDER BY A PARENT INDEMNITEE OR ANY PARENT CONTRACTOR TO THE EXTENT CAUSED BY A PARENT INDEMNITEE’S OR ANY PARENT CONTRACTOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 5.3 Express Negligence. THE INDEMNITY AND RELEASES IN THIS AGREEMENT ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

Section 5.4 Insurance.

(a) At all times during the Transition Period, the MLP agrees to maintain Commercial General Liability Insurance on an ISO or equivalent form in the amount of $25,000,000 for any one accident or occurrence (limits may be met by a combination of primary and excess policies). Additionally, the MLP will cause policies to include endorsements (a) naming Parent as an “Additional Insured” to the extent of the indemnity obligations assumed herein, and (b) with a waiver of subrogation in favor of Parent.

(b) From and after the Closing until the renewal date for each Retained Policy as shown on Schedule 1.1-R to the Purchase and Sale Agreement, Parent agrees (i) to maintain the various Retained Policies and provide the MLP Entities access to the various Retained Policies in order to provide insurance coverage for any occurrences or alleged wrongful acts which occur during the Transition Period (regardless of when such occurrences or alleged wrongful acts may be reported), (ii) to remain responsible for fulfilling all financial obligations related to the Retained Policies, including, without limitation, the payment of all deductibles, costs of recovery, and other costs required to be paid, or incurred, with respect to any claims under the Retained Policies relating to any such occurrences or alleged wrongful acts which occurred during the Transition Period (“Retained Policy Costs”), and (iii) to notify the insurers of any claims related to any such occurrences or alleged wrongful acts which occurred during the Transition Period and to use commercially reasonable efforts to administer such claims and deliver to the MLP Entities the proceeds related to such claims (to the extent related to claims by or on behalf of the MLP Entities) for the life of the Retained Policies. On the first Business Day of each month, Parent will invoice the MLP for its portion of the premiums for the Retained Policies in accordance with Parent’s past practices for allocating premiums between Parent and the MLP prior to the date of this Agreement, and the MLP shall pay to Parent such amounts no later than three (3) Business Days after receipt of such invoice. Parent may notify the MLP in writing of any Retained Policy Cost incurred by Parent, which shall be allocated in accordance with Parent’s past practices for allocating such costs between Parent and the MLP prior to the date of this Agreement, and the MLP shall, within three (3) Business Days following receipt of such notice, reimburse Parent for such Retained Policy Costs. From and after the Closing, the MLP Entities agree to promptly notify the insurers and Parent of any claims for any occurrences or alleged wrongful acts which occurred during the Transition Period (regardless of when such occurrences or alleged wrongful acts may be reported). Acquirer and the Compressco Entities shall procure insurance policies to replace the Retained Policies as soon as practicable following the Closing, but in no event later than the renewal date for each Retained Policy shown on Schedule 1.1-R to the Purchase and Sale Agreement, and shall provide Parent notice of any such replacement policy promptly after such policy is procured. Parent shall, within 14 days of receipt of such notice from Acquirer and/or the Compressco Entities, cancel (or remove the Compressco Entities from coverage under) the Retained Policy for which such replacement policy has been procured.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidentiality. During the term of this Agreement and for a period of two (2) years after the expiration or termination of this Agreement, each of Parent and the MLP (and their respective employees, agents, representatives and Affiliates) shall maintain in confidence (except as may be disclosed to the parties’ Affiliates, and its and their respective attorneys, auditors, subcontractors, providers, or other representatives who need to know such information in the course of the provision and receipt of the Services in accordance with the terms hereof) all proprietary and confidential business information of the other party hereto to which Parent or the MLP, as applicable, might become privy as a result of the transactions contemplated herein. No restrictions are placed upon a party hereto with respect to the use or disclosure of any such information that: (a) is or becomes within the public domain through no fault of the receiving party; (b) was legally acquired by the receiving party from an unaffiliated third party who had a right to convey the same without obligation of secrecy; (c) is developed independently without any reliance on the confidential information; or (d) is required to be disclosed by binding court order or other requirements of Law, provided that if the receiving party is requested to disclose any of the disclosing party’s confidential information pursuant to any legal or regulatory Proceeding, order, subpoena or request of any court of competent jurisdiction or any other competent Governmental Authority, the receiving party will to the extent reasonably practicable promptly notify the disclosing party of such order, unless prohibited by Law, so that the disclosing party, in its sole discretion, may seek an appropriate protective order and/or take any other action to prevent or minimize the breadth of such disclosure.

ARTICLE VII

FORCE MAJEURE

Section 7.1 Performance Excused. Performance of a Service shall be excused to the extent caused by any event or condition beyond the reasonable control of the party obliged to perform such performance, including acts of God, fire, labor, pandemic or trade disturbance, war, terrorism, civil commotion, compliance in good faith with any Law (whether or not it later proves to be invalid), unavailability of materials, unusually bad weather or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”).

Section 7.2 Notice. The party whose performance is affected by a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event and of its nature and anticipated duration.

Section 7.3 Cooperation. Upon the occurrence of a Force Majeure Event, if requested by the MLP, the parties shall cooperate with each other to find alternative means and methods for the provision of the affected Service to the MLP, at the sole cost of the MLP.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Relationship of the Parties. This Agreement is not intended to and shall not be construed as creating a fiduciary relationship, joint venture, partnership, relationship of trust or agency or other association within the meaning of the common law or under the laws of the state in which any party is incorporated, organized, or conducting business. It is the intent of the parties that with respect to performing the Services hereunder, Parent is an independent contractor, and shall provide the Services in accordance with the reasonable instructions provided by authorized representatives of the MLP, subject to the provisions of this Agreement.

Section 8.2 Construction Rules. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

Section 8.3 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or sent by email or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)	if to Parent, to:

TETRA Technologies, Inc.

24955 Interstate 45 North

The Woodlands, Texas 77380

Attention: Elijio V. Serrano

Email: eserrano@tetratec.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: David Palmer Oelman

Email: doelman@velaw.com

(b)	if to the MLP, to:

Spartan Energy Partners LP

9595 Six Pines Drive, Suite 4000

The Woodlands, Texas 77380

Attention: Jonathan W. Byers

Email: jon.byers@spartanep.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

    John M. Greer

Email:     ryan.maierson@lw.com

    john.greer@lw.com

Section 8.4 Assignment, Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated by the MLP or Parent (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the foregoing shall in no way restrict the performance of a Service by an Affiliate of Parent or a third party as otherwise allowed hereunder.

Section 8.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the MLP, Parent, any Subsidiary or Affiliate of Parent providing Services hereunder, the indemnitees described in Section 5.2, or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (except as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement.

Section 8.6 Amendment. No amendments, additions to, alterations, modifications or waivers of all or any part of this Agreement shall be of any effect, whether by course of dealing or otherwise, unless explicitly set forth in writing and executed by the parties hereto.

Section 8.7 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of any party to require performance of any provision of this Agreement shall not affect any party’s right to full performance thereof at any time thereafter. Unless otherwise specified herein, the rights and remedies provided in this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

Section 8.8 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the MLP and Parent that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving the original intent and economic balance of the parties as reflected in the severed provision or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same economic objective.

Section 8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on the parties. An executed counterpart signature page to this Agreement delivered by facsimile or other means of electronic transmission shall be deemed an original and shall be effective for all purposes as delivery of a manually executed counterpart.

Section 8.10 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without giving effect to the conflicts of law principles thereof except to the extent that, pursuant to the Applicable Laws of the location in which any Service is performed, the local laws of such location are mandatorily applicable thereto, in which case, and to such extent, the laws of such location shall apply.

(b) Each party hereby irrevocably submits to the exclusive jurisdiction of any state court in Harris County, Texas, or, if such court shall not have jurisdiction, any Federal court of the United States of America located in the State of Texas, in connection with any action, suit or other Proceeding brought in connection with the rights and obligations of the parties pursuant to this Agreement, and agrees that any such action, suit or other Proceeding may be brought in such court. Each party hereby irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or Proceeding. Each party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the party at the address set forth in Section 8.3.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO. PARENT AND THE MLP EACH HEREBY (I) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.10.

Section 8.11 Further Assurances. From time to time, each party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as any party may reasonably require to carry out the terms of this Agreement.

Section 8.12 Survival. The parties agree that ARTICLE I, ARTICLE V, ARTICLE VI, and ARTICLE VIII, and Section 2.5(e) and Section 2.5(f) will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of (a) Services rendered prior to termination, and (b) any fees, costs and expenses for which the MLP remains obligated to pay under any Schedule.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TETRA TECHNOLOGIES, INC.

By:	/s/ Elijio V. Serrano
Name:	Elijio V. Serrano
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Transition Services Agreement

CSI COMPRESSCO LP

By: CSI Compressco GP LLC, its general partner

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

Signature Page to Transition Services Agreement